Exhibit 99

April 11, 2007

Dear Fellow Shareholder:

Recent news headlines affecting many sectors in the financial services industry have caused heightened awareness and scrutiny amongst the investor community. The collapse of “Subprime” lenders has forced some financial firms to restate their previously reported earnings performance, with the exposure of additional defaulted loans looming on the horizon.

At your bank, we want you to know that we do not (nor have we in the past, nor do we plan to in the future) participate in the high-risk environment of subprime lending activities exposing our capital, and your investment in us, to the perils in an industry wrought with problems. We believe straying from sound and prudent lending practices to generate fees is an unacceptable risk-hedging strategy. Lending to unqualified individuals with insufficient income, down payment, or equity has been a significant contributing factor in the real estate community and placing many mortgage finance companies in a precarious state.

In addition to various regulatory agencies, our risk management systems within our loan portfolio are analyzed on a continuous basis by our officers, independent loan review auditors, our Directors Loan Committee and by the Board of Directors. We are pleased to report for the period ending December 31, 2006, your bank did not have any non-performing loans, and we continue to maintain our capital ratios above levels required to be considered a “well capitalized bank” under the Federal Deposit Insurance Corporation guidelines. We recognize the importance real estate plays in our national and local economies and we remain committed to continue our involvement and presence in our local markets.

Our 2006 Annual Report and proxy will be mailed to you shortly, and we invite you to explore our progress throughout the report and, as always, we welcome your comments and observations. On behalf of your officers, directors and staff, we thank you for your continued support and confidence.

Charles T. Parton Chairman	Joseph F.X. O’Sullivan Vice Chairman	Barry B. Davall President & CEO